UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 26, 2007

Dominion Resources, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Virginia (State or other jurisdiction of incorporation)	001-08489 (Commission File Number)	54-1229715 (IRS Employer Identification No.)

120 Tredegar Street Richmond, Virginia (Address of Principal Executive Offices)	23219 (Zip Code)

Registrant’s Telephone Number, Including Area Code (804) 819-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Annual Incentive Plan

On January 25, 2007 the Dominion Resources, Inc. (Dominion) Compensation, Governance and Nominating Committee (CGN Committee) recommended to the Dominion Board of Directors, and on January 26, 2007 the Dominion Board of Directors approved, the 2007 Annual Incentive Plan (the “Plan”). Under the Plan, Dominion’s officers are eligible for an annual performance-based award. The Plan will be funded based on the achievement of consolidated operating earnings goals. For those Dominion officers that are among the top most highly compensated group for 2007, including all of Dominion’s named executive officers, pay-out of incentives under the Plan will be based solely on the achievement of the funding goals, with the CGN Committee having the discretion to lower actual pay-outs to ensure that such awards are consistent with those granted to other Plan participants. For all other officers and employees, awards will be distributed out of the available funding based on the achievement of certain pay-out goals established for them by the CGN Committee. For officers in this group, the pay-out goals are weighted as follows:  25% - consolidated operating earnings; 50% - business unit operating earnings; 15% - operating and stewardship goals and 10% - Six Sigma cost savings goals. Twenty percent of the business unit operating earnings and consolidated operating earnings goals will be tied to capital expenditures goals. Actual bonuses may exceed the target amount if additional consolidated operating earnings funding goals are achieved.

Under the Plan, the target amounts of the incentive awards are based on a percentage of base salary and are established for each executive officer based on his or her position level. For 2007, the target percentage of base salary for Dominion’s named executive officers are as follows: President and Chief Executive Officer-120%; Executive Vice President and Chief Financial Officer-95%; Executive Vice President (President and Chief Executive Officer-Dominion Exploration & Production)-95%; and President and Chief Executive Officer - Dominion Generation - 95%.

Retention Agreement

On January 26, 2007, Dominion entered into a retention agreement with Mr. Duane C. Radtke, President and Chief Executive Officer of Dominion’s Exploration and Production (E&P) unit, to provide for a smooth transition during Dominion’s previously announced strategic process in seeking potential buyers for a substantial portion of its E&P assets.

The Agreement provides for certain retention benefits if Mr. Radtke remains employed by Dominion for a period ending six months after the conclusion of Dominion’s strategic process, unless Mr. Radtke’s employment terminates earlier as a result of his employment by a buyer of the E&P assets or other circumstances described in the Agreement. The retention benefits include: (1) a lump sum payment equal to one year of Mr. Radtke’s annual base salary plus bonus and (2) for purposes of Dominion’s New Executive Supplemental Retirement Plan, New Benefit Restoration Plan, and Mr. Radtke’s letter agreement dated March 16, 2001, he will be treated as age 62, including additional service as though he had worked until age 62.

The Agreement also provides for Mr. Radtke to receive certain severance benefits if, before the conclusion of the strategic process, Dominion, without cause or constructively as a result of the strategic process, terminates Mr. Radtke’s employment. These severance benefits include: (1) a lump sum payment equal to two years annual base salary plus two times his target annual bonus for one year, (2) the vesting of any of his restricted stock that was granted on or after April 1, 2006, (3) the provision for a 24 month period of certain welfare plan benefits provided to other officers, including disability and life insurance, and (4) the provision of COBRA rights and 12 months of related premiums. In addition, the Agreement provides for certain buyer employment protection benefits in the event that Mr. Radtke accepts a position with a buyer of the E&P assets, and within two years is terminated other than for cause.

Payment of any of the benefits under the Agreement is conditioned on Mr. Radtke’s agreement not to disclose any confidential information or trade secrets of Dominion and his execution of a general release of claims. This description of the Agreement is a summary only and is qualified by reference to the Agreement, which is filed as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

Exhibit
10.1	Letter agreement between Dominion and Duane C. Radtke dated January 26, 2007 (filed herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION RESOURCES, INC. Registrant

/s/ Patricia A. Wilkerson
Patricia A. Wilkerson Vice President and Corporate Secretary

Date: January 31, 2007